SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.  20549

                       __________________

                            FORM 8-B

                 FOR REGISTRATION OF SECURITIES
                  OF CERTAIN SUCCESSOR ISSUERS
         FILED PURSUANT TO SECTION 12(b) OR 12(g) OF
                 THE SECURITIES EXCHANGE ACT OF 1934


                 SHURGARD STORAGE CENTERS, INC.
                 ------------------------------
        (Exact Name of Registrant as Specified in Its Charter)

        Washington                        91-1080141
     --------------                     ---------------
(State of Incorporation or             (I.R.S. Employer
      Organization)                   Identification No.)

 1201 Third Avenue, Suite 2200
       Seattle, WA                          98101
-----------------------------           ---------------
  (Address of Principal                   (Zip Code)
    Executive Offices)

Securities to be registered pursuant to Section 12(b) of the
Act:

   Title of Each Class             Name of Each Exchange on Which
   to be so Registered             Each Class is to be Registered
   -------------------             ------------------------------

Class A Common Stock,               New York Stock Exchange
par value $0.001 per share

Preferred Share Purchase            New York Stock Exchange
Rights, par value $0.001
share

8.80% Series B Cumulative           New York Stock Exchange
Redeemable Preferred
Stock, par value $0.001
per share

Securities to be registered pursuant to Section 12(g) of the
Act:

                             None
                      ----------------
                      (Title of Class)

Item 1.   General Information

     The Registrant is a corporation that was incorporated in the state of Washington on May 6, 1997. The Registrant's fiscal year ends on December 31.

Item 2.   Transaction of Succession

     The  Registrant's  predecessor,  Shurgard  Storage
Centers, Inc., a  Delaware corporation (the "Predecessor"),
had Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), Preferred Share Purchase Rights, par value $0.001 per share (the "Rights"), and 8.80% Series B Cumulative
Redeemable Preferred  Stock,  par  value $0.001 per  share
(the  "Series  B Preferred  Stock"), registered pursuant to
Section 12(b) of the Securities Exchange Act of 1934, as amended, at the time of succession.
     The  transaction of succession was a reincorporation.
On May 14, 1997, the Predecessor changed its state of incorporation from the state of Delaware to the state of Washington through a merger with the Registrant, which was a wholly owned subsidiary of the Predecessor (the "Reincorporation"). The Reincorporation was approved by the Predecessor's stockholders at the annual meeting of stockholders held on May 13, 1997. In the Reincorporation, each share of capital stock in the Predecessor was exchanged for an identical share of capital stock in the Registrant.

Item 3.   Securities to be Registered

     With respect to the Class A Common Stock, 120,000,000 shares are currently authorized, 27,690,308 shares are currently issued and no shares are held by or for the account of the Registrant.

     The Rights are currently evidenced by a legend on the certificates representing the Class A Common Stock with one Right being attached to each share of Class A Common Stock. Upon the occurrence of certain events, the Rights will separate from the Class A Common Stock and will be exercisable for shares of the Registrant's Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). With respect to the Series A Preferred Stock, 2,800,000 shares are currently authorized and no shares are currently issued.

     With  respect  to  the Series B Preferred  Stock,
2,000,000 shares are currently authorized, 2,000,000 shares are currently issued and no shares are held by or for the account of the Registrant.

Item 4.   Description of Securities to be Registered

     The description of the Class A Common Stock, set forth under the heading "Description of Common Stock--Term"; "-- Restrictions on Ownership"; and "--Transfer Agent" in the Prospectus dated February 20, 1997, contained in the Predecessor's Registration Statement on Form S-3 (File No. 333-21273), is incorporated herein by reference. The statements contained therein describing the Class A Common Stock are subject to and qualified in their entirety by reference to the applicable provisions of the Registrant's Articles of Incorporation and Restated Bylaws.

     The  description of the Rights, set forth under the
heading "Description  of Common Stock--Stockholder Rights
Plan"  in  the Prospectus   dated   February  20,   1997,
contained in the Predecessor's Registration Statement on Form S-3
(File No. 333-21273), is incorporated herein by reference.

     The description of the Series B Preferred Stock, set forth under the heading "Description of Series B Preferred Stock" in the Prospectus Supplement dated April 16, 1997, and under the headings "Description of Preferred Stock" and "Restrictions on Transfers of Capital Stock; Excess Stock" in the accompanying Prospectus dated February 20, 1997, filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) on April 16, 1997 and relating to the Predecessor's Registration Statement on Form S-3 (File No. 333-21273), is incorporated herein by reference.

Item 5.   Financial Statements and Exhibits

2.1 Agreement and Plan of Merger, dated May 13, 1997, between the Predecessor and Shurgard Washington
     Corporation, a Washington corporation (incorporated by reference to Exhibit No. 2.1 filed in the Registrant's Current Report on Form 8-K filed with the SEC on May 20, 1997).

2.2  Agreement and Plan of Merger dated as of December  19,
     1994 (incorporated by reference to Exhibit filed with the Predecessor's Registration Statement on Form S-4
     Amendment No. 2, filed with the SEC on February 8,
     1995).

3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit B contained in the Predecessor's Definitive Additional Policy Materials on Form DEFA 14A filed with the SEC on April 29, 1997 in connection with the Registrant's 1997 Annual Meeting of Shareholders).

3.2 Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.4 filed with the Registrant's Current Report on Form 8-K filed with the
     SEC on May 20, 1997).

4.1  Rights   Agreement  between  the  Predecessor  and
     Gemisys Corporation  dated  as  of  March  17,  1994  (the
     "Rights Agreement") (incorporated by reference to Exhibit filed with the Predecessor's Registration Statement on Form 8-A filed with the SEC on March 17, 1994).

4.2  First  Amendment to Rights Agreement dated  as  of  May
     13, 1997.

4.3  Designation  of  Rights and Preferences of Series  A
     Junior Participating Preferred Stock of Registrant
     (incorporated by reference to Exhibit No. 3.2 filed with the Registrant's Current Report on Form 8-K filed with the SEC on May 20, 1997).

4.4  Designation  of  Rights and Preferences of  8.80%  Series
     B Cumulative  Redeemable  Preferred Stock  of  the
     Registrant (incorporated by reference to Exhibit No. 3.3 filed with the Registrant's Current Report on Form 8-K filed with the SEC on May 20, 1997).

4.5 Form of 7-1/2% Notes Due 2004 (incorporated by reference to Exhibit No.4.1 filed with the Predecessor's Current Report on Form 8-K filed with the SEC on April 23, 1997).

4.6 Form of 7-5/8% Notes Due 2007 (incorporated by reference to Exhibit No.4.2filed with the Predecessor's Current Report on Form 8-K filed with the SEC on April 23, 1997).

10.1 Amended and Restated Loan Agreement between Nomura
     Asset Capital Corp., as Lender, and SSC Property Holdings, Inc., as Borrower, dated as of June 8, 1994 (incorporated by reference to Exhibit filed with the Predecessor's Registration Statement on Form S-4, Amendment No. 2, filed with the SEC on February 8,
     1995).

10.2 Amended and Restated  Collection  Account  and
     Servicing Agreement among SSC Property Holdings, Inc., Pacific Mutual Life Insurance Company, LaSalle National Bank and Nomura Asset Capital Corp. dated as of June
     8, 1994 (incorporated by   reference  to  Exhibit  filed
     with  the  Predecessor's Registration Statement on Form S-
     4, Amendment No.  2, filed with the SEC on February 8, 1995).

10.3 Amended and Restated 1993 Stock Option Plan (incorporated by reference to Exhibit No. 10.7 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC on March 31, 1995).

10.4 Amended  and  Restated Stock Incentive Plan for
     Nonemployee Directors (incorporated by reference to Exhibit No. 10.7 filed with the Predecessor's Annual
     Report on Form 10-K  for the  fiscal year ended December
     31, 1996 filed with the  SEC on March 17, 1997).

10.5 1995 Long-Term Incentive Compensation Plan (incorporated by reference to Appendix B filed as part of the Predecessor's definitive Proxy Statement dated June 8,
     1995  filed  on Schedule 14A filed with the SEC on June 6,
     1995).

10.6 Form of Business Combination Agreement, together with schedule of actual agreements (incorporated by reference to Exhibit No. 10.9 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March
     17, 1997).

10.7 Amended and Restated Loan Agreement among the Predecessor, Seattle-First National Bank, KeyBank of
     Washington,  U.S. Bank   of   Washington  and  LaSalle
     National Bank dated September 9, 1996 (incorporated by reference to Exhibit No. 99.40 filed with the Predecessor's Schedule 13E-3/A Amendment No. 11 filed with the SEC on October 12, 1996).

10.8 First Amendment to Amended and Restated Loan Agreement among the Predecessor, Seattle-First National Bank,
     KeyBank  of Washington,  U.S.  Bank of Washington and
     LaSalle  National Bank dated November 14, 1996.

10.9 Second Amendmentto Amended and Restated  Loan
     Agreement among the Predecessor, Seattle-First National Bank, KeyBank of Washington, U.S. Bank of Washington and LaSalle National Bank dated March 12, 1997 (incorporated by reference to Exhibit No. 10.10 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17, 1997).

10.10Indenture between the Predecessor and LaSalle
     National Bank, as Trustee, dated April 24, 1997
     (incorporated by reference to Exhibit No. 10 filed with the Predecessor's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 filed with the SEC on May 15, 1997).

11.1 Statement re: Computation of NetIncome Per Share
     (incorporated by reference to Exhibit No. 11.1 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17, 1997).

11.2 Statement re: Computation ofEarnings Per Share
     (incorporated by reference to Exhibit No. 11.1 filed with the Predecessor's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 filed with the SEC on May 15, 1997).

12.1 Statement re: Computation of Earnings to Fixed
     Charges (incorporated by reference to Exhibit No. 12.1 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17,
     1997).

21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit No. 21.1 filed with the Predecessor's Annual
     Report on  Form  10-K for the fiscal year ended December
     31,  1996 filed with the SEC on March 17, 1997).

                           SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                          SHURGARD STORAGE CENTERS, INC.

                          /s/ Harrell L. Beck
                          -------------------
                          Harrell L. Beck
                          Senior Vice President, Chief Financial
                          Officer and Treasurer

Dated:  July 11, 1997

                        INDEX TO EXHIBITS

 Exhibit
 Number                     Description
--------                    -----------
2.1      Agreement  and Plan of Merger, dated  May 13,
         1997, between the Predecessor and Shurgard Washington
         Corporation, a Washington corporation (incorporated by reference to Exhibit No. 2.1 filed in the Registrant's Current Report on Form 8-K filed with the Securities and Exchange
         Commission (the "SEC") on May 20, 1997).

2.2      Agreement and Plan of Merger dated as of
         December  19, 1994 (incorporated by
         reference to   Exhibit   filed  with  the
         Predecessor's Registration Statement on Form
         S-4, Amendment No. 2, filed with the SEC on February 8, 1995).

3.1      Articles of Incorporation of the Registrant
         (incorporated by reference to Exhibit B contained in the Predecessor's Definitive
         Additional Policy Materials on Form  DEFA
         14A filed  with  the SEC on  April  29,
         1997 in connection  with the Registrant's
         1997 Annual Meeting of Shareholders).

3.2      Restated Bylaws of the Registrant
         (incorporated by reference to Exhibit No. 3.4 filed with the Registrant's Current Report on Form 8-K filed with the SEC on May 20,
         1997).

4.1      Rights Agreement between the Predecessor and
         Gemisys Corporation dated as of March 17,
         1994 (the  "Rights  Agreement")
         (incorporated by reference to Exhibit filed with the Predecessor's Registration Statement on Form 8-A filed with the SEC on March 17, 1994).

4.2 First Amendment to Rights Agreement dated as of May 13, 1997.

4.3      Designation  of  Rights  and  Preferences   of
         Series A Junior Participating Preferred Stock of Registrant (incorporated by reference to Exhibit No. 3.2 filed with the Registrant's
         Current Report on Form 8-K filed with the SEC on May 20, 1997).

4.4      Designation of Rights and Preferences of 8.80%
         Series B Cumulative Redeemable Preferred Stock of the Registrant (incorporated by reference to Exhibit No. 3.3 filed with the Registrant's
         Current Report on Form 8-K filed with the SEC on May 20, 1997).

4.5 Form of 7-1/2% Notes Due 2004 (incorporated by reference to Exhibit No. 4.1 filed with the Predecessor's Current Report on Form 8-K filed with the SEC on April 23, 1997).

4.6 Form of 7-5/8% Notes Due 2007 (incorporated by reference to Exhibit No. 4.2 filed with the Predecessor's Current Report on Form 8-K filed with the SEC on April 23, 1997).

10.1     Amended  and  Restated Loan Agreement  between
         Nomura Asset Capital Corp., as Lender, and SSC
         Property Holdings, Inc., as Borrower, dated as
         of  June 8, 1994 (incorporated by reference to
         Exhibit    filed    with   the   Predecessor's
         Registration Statement on Form S-4,  Amendment
         No.  2,  filed  with the SEC  on  February  8,
         1995).

10.2     Amended  and  Restated Collection Account  and
         Servicing   Agreement   among   SSC   Property
         Holdings,  Inc., Pacific Mutual Life Insurance
         Company,  LaSalle  National  Bank  and  Nomura
         Asset  Capital Corp. dated as of June 8,  1994
         (incorporated by reference to Exhibit filed with the Predecessor's Registration Statement on Form S-4, Amendment No. 2, filed with the
         SEC on February 8, 1995).

10.3     Amended  and  Restated 1993 Stock Option  Plan
         (incorporated by reference to Exhibit No. 10.7
         filed with the Predecessor's Annual Report  on
         Form   10-K   for   the  fiscal   year   ended
         December 31, 1994 filed with the SEC on  March
         31, 1995).

10.4     Amended and Restated Stock Incentive Plan  for
         Nonemployee Directors (incorporated by
         reference to Exhibit No. 10.7 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17, 1997).

10.5     1995 Long-Term Incentive Compensation  Plan
         (incorporated by reference to Appendix B filed as part of the Predecessor's definitive Proxy
         Statement dated June 8, 1995 filed on
         Schedule  14A filed with the SEC  on  June  6,
         1995).

10.6     Form of Business Combination Agreement,
         together  with  schedule of actual  agreements
         (incorporated by reference to Exhibit No. 10.9
         filed with the Predecessor's Annual Report  on
         Form 10-K   for the  fiscal year  ended
         December 31, 1996 filed with the SEC on March 17, 1997).

10.7     Amended and Restated Loan Agreement among  the
         Predecessor,   Seattle-First  National   Bank,
         KeyBank of Washington, U.S. Bank of Washington
         and  LaSalle National Bank dated September  9,
         1996  (incorporated  by reference  to  Exhibit
         No.   99.40   filed  with  the   Predecessor's
         Schedule 13E-3/A, Amendment No. 11 filed with the SEC on October 12, 1996).

10.8     First  Amendment to Amended and Restated  Loan
         Agreement among the Predecessor, Seattle-First
         National  Bank,  KeyBank of  Washington,  U.S.
         Bank of Washington and LaSalle National Bank dated November 14, 1996.

10.9     Second Amendment to Amended and Restated  Loan
         Agreement  dated  March 12, 1997 (incorporated
         by  reference to Exhibit No. 10.10 filed  with
         the  Predecessor's Annual Report on Form  10-K
         for  the  fiscal year ended December 31,  1996
         filed with the SEC on March 17, 1997).

10.10    Indenture between the Predecessor and  LaSalle
         National Bank, as Trustee, dated  April  24,
         1997 (incorporated  by reference  to  Exhibit
         No.  10 filed with the Predecessor's Quarterly
         Report on Form 10-Q for the quarterly period ended March 31, 1997 filed with the SEC on May 15, 1997).

11.1     Statement re: Computation of Net Income  Per
         Share  (incorporated by reference  to  Exhibit
         No.  11.1 filed with the Predecessor's  Annual
         Report on Form 10-K for the fiscal year  ended
         December 31, 1996 filed with the SEC on March 17, 1997).

11.2     Statement re: Computation of Earnings Per
         Share  (incorporated by reference  to  Exhibit
         No. 11.1  filed  with  the Predecessor's
         Quarterly Report on Form  10-Q for the
         quarterly period ended March 31, 1997 filed with the SEC on May 15, 1997).

12.1     Statement  re:   Computation  of  Earnings  to
         Fixed Charges (incorporated by reference to Exhibit No. 12.1 filed with the Predecessor's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17, 1997).

21.1 Subsidiaries of Registrant (incorporated by reference to Exhibit No. 21.1 filed with the Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 17, 1997).